LIFE PARTNERS ANNOUNCES DIVIDEND SCHEDULE

WACO, TX — July 1, 2009 — Life Partners Holdings, Inc. (NasdaqGS: LPHI), parent company of Life Partners, Inc., announced today that its board of directors has declared its schedule of dividend payments of $0.25 per share for the 2010 fiscal year ending February 28, 2010.

The cash dividend of $0.25 per share of Common Stock outstanding is scheduled to be paid in cash on a quarterly basis as follows:

Payment Date	Record Date

September 15, 2009	August 7, 2009

December 15, 2009	November 6, 2009

March 15, 2010	February 5, 2010

LPHI will announce any increases, additions, decreases or other changes in the future dividends by public announcement of the change and notification of Nasdaq in accordance with regulatory requirements.

LPHI Chairman, Brian Pardo, said “This announcement confirms our board’s commitment to sharing our success with our shareholders.  At the end of the day, that is our obligation as management.  Of course, dividends will be paid only out of our unreserved and unrestricted earned surplus, but given our current and expected growth rate, we believe we can continue to grow the company as well as reward our shareholders with a very competitive dividend.”

Life Partners is the world's oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements”.  Since its incorporation in 1991, Life Partners has completed over 93,000 transactions for its worldwide client base of 23,000 high net worth individuals and institutions in connection with the purchase of over 6,100 policies totaling over $1.9 billion in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, the growth in the life settlement market and our growth within that market, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements.  For information concerning these risks and uncertainties, see our most recent Form 10-K.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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LPHI-G

FOR MORE INFORMATION, CONTACT:

Shareholder Relations (254) 751-7797 or info@ LPHI.com

Visit our website at: www.lphi.com